Exhibit 99.1

Kopin Announces Very Solid Results for Third Quarter of 2020

- Total Third Quarter Revenue Increases 55% year-over-year
- Net loss for Q3 2020 decreases to $0.01/share from $0.08/share for Q3 2019
- Develops Potentially World’s Brightest Color Duo-Stack OLED Microdisplay

WESTBOROUGH, Mass.--(BUSINESS WIRE)--November 3, 2020--Kopin® Corporation (Nasdaq: KOPN), a leading developer and manufacturer of high-resolution micro-displays and sub-systems for defense, enterprise and consumer augmented reality (AR), virtual reality (VR)and mixed reality systems, today provided an update on its business initiatives and financial results for the third quarter ended September 26, 2020.

“Our momentum continued in the third quarter for revenue growth as well as technology development. Total third quarter 2020 revenues increased 55% year- over- year, our strongest year- over- year growth in 10 quarters. We also made further progress in streamlining our cost structure, even as we continue to invest aggressively in next-generation OLED microdisplays,” said Dr. John C.C. Fan, CEO of Kopin.

“Our business was strong across multiple segments and was led by our defense product revenues which increased 140% in the third quarter of 2020 compared with the third quarter in 2019. This significant increase was driven by two production programs -- the display sub-assembly system for the FWS-I thermal weapon sight program and displays for the F-35 Fighter jet program. As announced in September, we were awarded a $22.9 million follow-on contract for the FWS-I program, with scheduled shipments through 3Q next year. We expect to build on this current defense production business in the coming years with the additional programs that we have in development. These programs include using our products in armored vehicle targeting systems, rotary-wing aircraft helmets, and both automatic and semi-automatic rifle day scopes and targeting systems, among others.

“Near the end of Q3, we also observed exciting growth from our Enterprise customers who incorporate our high-resolution displays and modules into their AR products. One trend we are seeing is that the forced remote and socially distanced approach to work during the pandemic has accelerated the adoption by many enterprise organizations in the implementation and roll-out of AR devices to their workforces. We expect the enterprise and consumer markets for AR and VR will continue to gain traction, with Kopin leading the market with the microdisplay technologies and solutions to meet this need. We expect that our current defense and enterprise production programs, including the addition of three of current defense development programs transitioning into production in 2021, will continue driving the revenue momentum.”

Dr. Fan continued, “On October 28, 2020, we participated in a webinar sponsored by Insight Media which discussed our recent breakthrough results and roadmap of high-brightness color Organic Light Emitting Diode (OLED) microdisplays (To listen to a replay of the webinar, please click here). A major challenge for OLED microdisplays has been achieving high brightness combined with low power (for small battery needs) and wide color gamut. In this webinar we shared the results of high brightness (7,000 nits), 100% sRGB color and low power consumption from our color 720p OLED display using a duo-stack OLED structure and our patent-pending ColorMax™ technology. We also outlined the technical path to achieving even greater brightness (30,000 nits) from color OLED microdisplays. We believe our proprietary ColorMax™ technology and unique approach to tandem OLED structures will open new opportunities for our defense, enterprise and consumer customers. Our leading microdisplay technologies are well appreciated, which has driven the rapid growth in externally funded development programs for advanced displays.”

Dr. Fan concluded, “We believe that the long-awaited adoption of AR and VR systems is finally beginning to take hold. As expected, these systems are being adopted first in defense, followed by industrial/enterprise and consumer applications. Almost all of our defense programs in development are related to AR and VR applications. As AR and VR continue to gain traction in the new remote world, Kopin is ideally positioned to meet this demand. With industry leading displays and modules for wearable AR and VR devices, Kopin clearly sees growing opportunities in the defense, industrial and consumer segments. We are making great progress in executing our strategy to improve the performance of the Company and expect strong results in Q4. We are excited about our future.”

Third Quarter Results

Product revenues for the third quarter ended September 26, 2020 were $6.5 million, compared with $5.0 million for the third quarter ended September 28, 2019, a 31% increase year over year. Funded research, development and all other revenues were $3.0 million for the third quarter ended September 26, 2020 compared with $1.2 million for the third quarter ended September 28, 2019, an increase of over 100%. Total revenues for the third quarter ended September 26, 2020 were $9.5 million, compared with $6.1 million for the third quarter ended September 28, 2019, a 55% increase year over year.

In the third quarter of 2020, Research and development (R&D) expenses for the development of advanced microdisplays and optics were $2.7 million compared to $2.4 million for the third quarter of 2019, a 14% increase year over year.

Selling, general and administrative (SG&A) expenses were $3.1 million for the third quarter of 2020, compared to $5.1 million for the third quarter of 2019, a 40% decrease year over year.

The net loss attributable to controlling interest for the third quarter of 2020 was $1.0 million, or $0.01 per share, compared with net loss of $6.6 million, or $0.08 per share, for the third quarter of 2019.

Kopin's cash and equivalents and marketable securities were approximately $15.6 million at September 26, 2020 as compared to $15.3 million at June 27, 2020. Kopin has no long-term debts.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended September 26, 2020, for final disposition as well as important risk factors.

Conference Call

Kopin will host a conference call this morning at 8:30am ET. To participate, please dial 800-437-2398 (U.S. and Canada) or 323-289-6576 (International). The call will also be available as a live and archived audio webcast on the Investor Relations section of Kopin's website at www.kopin.com.

Kopin and ColorMax are trademarks of Kopin Corporation.

About Kopin

Kopin Corporation is a leading developer and provider of innovative display and optical technologies sold as critical components and subassemblies for military, industrial and consumer products. Kopin's technology portfolio includes ultra-small Active Matrix Liquid Crystal displays (AMLCD), Liquid Crystal on Silicon (LCOS) displays and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin's website at www.kopin.com.

Forward-Looking Statements

Statements in this press release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are subject to the safe harbor created by such sections. Words such as "expects," "believes," "can," "will," "estimates," and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such "forward-looking statements," which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to: our belief that we have developed the world’s brightest Color Duo-stack OLED microdisplay; our expectation to build on our current defense production business in the coming years with additional programs that we currently have in development; our expectation that the enterprise and consumer markets for AR and VR will continue to gain traction, and our belief that we continue to lead the market with the microdisplay technologies and solutions to meet this need; our expectation that our current Defense and Enterprise production programs with the addition of three of our current Defense development programs transitioning into production in 2021 will continue driving the revenue momentum; our belief that our proprietary ColorMax™ technology and unique approach to tandem OLED structures will open new opportunities for our defense, enterprise and consumer customers; our belief that the long-awaited adoption of AR and VR systems is finally beginning to take hold; and our expectations about our future. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, or as updated from time to time in our Securities and Exchange Commission filings.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Display Revenues by Category (in millions)
Defense	$4.8	$2.0	$12.8	$5.2
Industrial/Enterprise	1.6	2.6	5.2	7.3
Consumer	0.1	0.3	0.5	1.5
Other	-	-	0.6	-
R&D	2.6	1.2	6.3	2.5
License and Royalties	0.4	-	0.8	4.3
Total	$9.5	$6.1	$26.2	$20.8

Stock-Based Compensation Expense
Cost of product revenues	$41,000	$18,000	$71,000	$83,000
Research and development	81,000	74,000	194,000	262,000
Selling, general and administrative	197,000	360,000	374,000	1,461,000
	$319,000	$452,000	$639,000	$1,806,000

Other Financial Information
Depreciation and amortization	$133,000	$159,000	$474,000	$597,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Revenues:
Net product revenues	$6,487,581	$4,955,062	$19,077,090	$14,004,319
Research and development and other revenues	3,025,171	1,184,270	7,128,913	6,788,071
	9,512,752	6,139,332	26,206,003	20,792,390
Expenses:
Cost of product revenues	4,825,032	4,689,944	15,252,456	15,809,535
Research and development	2,715,868	2,389,573	7,276,770	10,686,491
Selling, general and administration	3,079,567	5,130,019	9,421,024	16,788,493
Impairment of goodwill	-	331,344	-	331,344
	10,620,467	12,540,880	31,950,250	43,615,863

Loss from operations	(1,107,715)	(6,401,548)	(5,744,247)	(22,823,473)

Other income (expense), net	167,946	(77,816)	75,304	839,175

Loss before provision for income taxes and net loss (income) from noncontrolling interest	(939,769)	(6,479,364)	(5,668,943)	(21,984,298)

Tax provision	(29,000)	(26,000)	(100,000)	(78,000)

Net loss	(968,769)	(6,505,364)	(5,768,943)	(22,062,298)

Net loss (income) attributable to noncontrolling interest	11,329	(120,094)	94,443	(154,478)

Net loss attributable to Kopin Corporation	$(957,440)	$(6,625,458)	$(5,674,500)	$(22,216,776)

Net loss per share:
Basic and diluted	$(0.01)	$(0.08)	$(0.07)	$(0.28)

Weighted average number of common shares outstanding:
Basic and diluted	82,596,412	82,053,698	82,567,401	79,657,677

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 26, 2020	December 28, 2019
ASSETS
Current assets:
Cash and marketable securities	$15,613,359	$21,782,244
Accounts receivable, net	6,507,138	6,023,250
Inventory	3,999,107	3,768,696
Contract assets and unbilled receivables	1,584,171	921,082
Prepaid and other current assets	2,156,310	1,269,369

Total current assets	29,860,086	33,764,641

Plant and equipment, net	1,288,722	1,473,341
Operating lease right-of-use assets	2,018,685	2,753,963
Equity investments	4,330,060	4,537,159
Other assets	161,473	517,411

Total assets	$37,659,025	$43,046,515

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,805,944	$3,998,234
Accrued expenses	4,788,426	4,914,990
Customer deposits	2,177,330	33,000
Deferred tax liabilities	521,935	525,000
Contract liabilities and billings in excess of revenue earned	576,419	796,794
Operating lease liabilities	1,064,903	1,041,695

Total current liabilities	11,934,957	11,309,713

Other long term liabilities	1,426,141	1,353,600
Operating lease liabilities, net of current portion	992,712	1,791,590

Total Kopin Corporation stockholders' equity	23,416,681	28,608,635
Noncontrolling interest	(111,466)	(17,023)
Total stockholders' equity	23,305,215	28,591,612
Total liabilities and stockholders' equity	$37,659,025	$43,046,515

Contacts

For Further Information Please Contact:

Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com